Exhibit 99.1

LexaGene Closes Secured Convertible Note Transaction

BEVERLY, Mass. USA – November 1, 2022 – LexaGene Holdings, Inc., (OTCQB: LXXGF; TSX-V: LXG) (“LexaGene” or the “Company”), a molecular diagnostics company that has commercialized the MiQLab® System for automated multiplex PCR testing, announces that it has issued a 12% secured convertible note (the “Note”) to Meridian LGH Holdings 2, LLC, an affiliate of an insider of the Company, in the aggregate principal amount of up to USD$1,600,000. The Note matures on March 1, 2023.

The Note is secured against the assets of the Company and is guaranteed by the subsidiaries of the Company.

The Note and the underlying common shares of the Company upon exercise of the conversion rights attaching to the Note have not been and will not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), or any state securities laws and may not be offered or sold within the United States or to, or for the account or benefit of, a U.S. person (as defined in Regulation S under the U.S. Securities Act) unless registered under the U.S. Securities Act and applicable state securities laws, or an exemption from such registration is available. This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities referred to herein.

To learn more about LexaGene and the MiQLab System or subscribe to company updates, visit www.lexagene.com, or follow us on Twitter or LinkedIn.

For inquiries: 800.215.1824 | ir@lexagene.com or info@lexagene.com

For more information about LexaGene and the MiQLab System, please visit www.lexagene.com or follow us on Twitter or LinkedIn.

About LexaGene Holdings Inc.

LexaGene is a molecular diagnostics company that has commercialized the MiQLab System for fast and easy detection of pathogens and other molecular markers. The System is designed for on-site usage and uses real-time PCR chemistry. Our customers include biopharmaceutical companies, veterinary hospitals and reference laboratories. The MiQLab System delivers excellent sensitivity, specificity, and breadth of detection.

The TSX Venture Exchange Inc. has in no way passed upon the merits of the proposed transaction and has neither approved nor disapproved the contents of this press release. Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This news release contains forward-looking information, which involves known and unknown risks, uncertainties and other factors that may cause actual events to differ materially from current expectation. Important factors -- including the availability of funds, the results of financing efforts, the success of technology development efforts, the cost to procure critical parts, performance of the instrument, market acceptance of the technology, regulatory acceptance, and licensing issues -- that could cause actual results to differ materially from the Company's expectations as disclosed in the Company's documents filed from time to time on SEDAR (see www.sedar.com). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company disclaims any intention or obligation, except to the extent required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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LexaGene | 500 Cummings Center, Suite 4550, Beverly, Mass., 01915 | T 800.215.1824 | info@lexagene.com